Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Universal Security Instruments, Inc. and Subsidiary on Form S-4 of our report dated July 8, 2021, with respect to our audits of the consolidated financial statements of Universal Security Instruments, Inc. and Subsidiary as of March 31, 2021 and 2020 and for the years ended March 31, 2021 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Philadelphia, PA

MAY 16, 2022